Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER 2025 RESULTS

Company’s third quarter comparable store sales excluding fuel increased 2.5 percent

Sunbury, PA (November 4, 2025) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week third quarter and 39-week year-to-date period ended September 27, 2025.

“We are grateful for the hard work and dedication of our associates for their excellent service and commitment to our customers and communities every day,” said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis. “Despite ongoing cautious consumer spending and macroeconomic uncertainty in the third quarter, our team increased net sales and gross profits through successful customer engagement and operational excellence. We are also focused on prudent cost management.” Mr. Weis added, “We continue to make significant investments in our associates, technologies, and facilities that will improve efficiencies, enhance customer experience, and generate long-term shareholder value.”

Third Quarter 2025 Results

Net sales and other revenue totaled $1.24 billion for the 13-week third quarter ended September 27, 2025, compared to $1.19 billion for the same period in 2024, up 4.4 percent. Third quarter comparable store sales excluding fuel increased 2.5 percent on an individual year-over-year basis and increased 5.5 percent on a two-year stacked basis.

The Company’s third quarter net income totaled $18.23 million compared to $25.84 million in 2024, down 29.4 percent. Adjusted for the weighted-average shares outstanding for the applicable reporting period, third quarter earnings per share totaled $0.74 compared to $0.96 per share for the same period in 2024. The third quarter net income in 2024 included a $4.58 million pre-tax gain on disposition of fixed assets.

Year-To-Date 2025 Results

Net sales and other revenue totaled $3.66 billion for the 39-week year-to-date period ended September 27, 2025, compared to $3.56 billion for the same period in 2024, up 2.9 percent. Year-to-date comparable store sales excluding fuel increased 1.9 percent on an individual year-over-year basis and increased 4.1 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $65.24 million, compared to $75.26 million in 2024, down 13.3 percent. Adjusted for the weighted-average shares outstanding for the applicable reporting period, year-to-date earnings per share totaled $2.51 compared to $2.80 per share for the same period in 2024. The year-to-date net income amount this year included $1.24 million in pre-tax related party share purchase agreement transaction expenses, while the year-to-date net income amount in 2024 included a $4.58 million pre-tax gain on disposition of fixed assets.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on October 30, 2025, a quarterly cash dividend of $0.34 per share to shareholders of record as of November 10, 2025, payable on November 24, 2025.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer currently operating 201 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Third Quarter – 2025

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(amounts in thousands, except shares and per share amounts)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$1,238,208	$1,186,232	$3,649,492	$3,546,602
Other revenue	4,099	3,875	12,387	12,175
Total revenue	1,242,307	1,190,107	3,661,879	3,558,777
Cost of sales, including advertising, warehousing and distribution expenses	933,619	895,092	2,745,325	2,669,728
Gross profit on sales	308,688	295,015	916,554	889,049
Operating, general and administrative expenses	286,313	265,457	839,207	799,640
Income from operations	22,375	29,558	77,347	89,409
Investment income (loss) and interest expense	3,276	7,848	12,981	17,461
Other income (expense)	(1,565)	(1,621)	(3,370)	(3,429)
Income before provision for income taxes	24,086	35,785	86,958	103,441
Provision for income taxes	5,853	9,945	21,721	28,178
Net income	$18,233	$25,840	$65,237	$75,263

Weighted-average shares outstanding, basic and diluted	24,744,597	26,898,443	25,999,035	26,898,443
Cash dividends per share	$0.34	$0.34	$1.02	$1.02
Basic and diluted earnings per share	$0.74	$0.96	$2.51	$2.80

WEIS MARKETS, INC.

INDIVIDUAL YEAR-OVER-YEAR ANALYSIS OF SALES

Third Quarter – 2025

(Unaudited)

	Percentage Change
	2025 vs. 2024
September 27, 2025	13 Weeks Ended	39 Weeks Ended
Net sales	4.4%	2.9%
Net sales, excluding fuel	4.2	2.9
Comparable store sales (individual year)	2.5	1.7
Comparable store sales, excluding fuel (individual year)	2.5	1.9

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter – 2025

(Unaudited)

	Percentage Change
	13 Weeks Ended
September 27, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales (individual year)	2.5%	2.5%
Comparable store sales (two-year stacked)	5.0
Comparable store sales, excluding fuel (individual year)	2.5	3.0%
Comparable store sales, excluding fuel (two-year stacked)	5.5
	Percentage Change
	39 Weeks Ended
September 27, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales (individual year)	1.7%	2.0%
Comparable store sales (two-year stacked)	3.7
Comparable store sales, excluding fuel (individual year)	1.9	2.2%
Comparable store sales, excluding fuel (two-year stacked)	4.1